Filed pursuant to Rule 433

November 21, 2019

Relating to

Preliminary Prospectus Supplement dated November 21, 2019

to

Prospectus dated September 23, 2019

Registration Statement No. 333-233896-05

Duke Energy Florida, LLC

$200,000,000 Series A Floating Rate Senior Notes due 2021

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC

Trade Date:	November 21, 2019

Settlement Date:	November 26, 2019; T + 3

Ratings (Moody’s/S&P):*	A3/A- (stable/stable)

Security Description:	Series A Floating Rate Senior Notes due 2021 (the “Notes”)

Principal Amount:	$200,000,000

Maturity Date:	November 26, 2021

Price to Public:	100% per Note, plus accrued interest, if any, from November 26, 2019

Coupon:	Floating Rate — reset quarterly based on the three-month LIBOR plus 25 bps

Interest Payment Dates:	February 26, May 26, August 26 and November 26, beginning on February 26, 2020

Redemption Provisions:	The Notes may not be redeemed prior to their maturity.

CUSIP / ISIN:	26444H AG6 / US26444HAG65

Joint Book-Running Managers:	PNC Capital Markets LLC
CastleOak Securities, L.P.
C.L. King & Associates, Inc.
Drexel Hamilton, LLC
Great Pacific Securities
Samuel A. Ramirez & Company, Inc.

* Security ratings are not recommendations to buy, sell or hold securities.  The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CastleOak Securities, L.P. toll free at 1-800-955-6332, C.L. King & Associates, Inc. toll free at 1-800-743-6626, Drexel Hamilton, LLC collect at 1-212-632-0400, Great Pacific Securities toll free at  1-800-284-4804, PNC Capital Markets LLC toll free at 1-855-881-0697 and Samuel A. Ramirez & Company, Inc. toll free at 1-800-888-4086.